Exhibit 3.217

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
STATE OF TEXAS	)(
COUNTY OF HARRIS	)(

Pursuant to the provisions of Articles 2.10 and 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the corporation is WEST LOOP 610 BUILDING, INC.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted and unanimously approved by the shareholders and directors of the corporation on October 30, 1981.

The name of the corporation is changed from WEST LOOP 610 BUILDING, INC., to BRAND COFFEE SERVICE, INC.

ARTICLE THREE

The following amendment to the Articles of Incorporation was adopted and unanimously approved by the shareholders and directors of the corporation on October 30, 1981.

The address, including street number, of its present registered office as shown in the records of the Secretary of the State of Texas, prior to filing these Articles of Amendment is 800 Bank of the Southwest Building, Houston, Texas 77002.

The address, including street and number, to which its registered office is to be changed is 1010 Washington Ave., Houston, Texas 77002.

The name of its present registered agent, as shown in the records of the Secretary of the State of Texas, prior to filing these Articles of Amendment is William C. Liedtke, III.

The name of the new registered agent is Barry E. DeBakey.

The address of its registered office and the address of the business office of its registered agent, as changed, will be identical.

Such changes were unanimously authorized and approved by the shareholders and directors of the Corporation on October 30, 1981.

DATED October 30, 1981.

BRAND COFFEE SERVICE, INC.,
Formerly
WEST LOOP 610 BUILDING, INC.

BY:	/s/ Barry E. DeBakey
BARRY E. DeBAKEY, President
and
BY:	/s/ Michael S. Chadwick
MICHAEL S. CHADWICK, Secretary

STATE OF TEXAS	)(
COUNTY OF HARRIS	)(

BEFORE ME, a notary public, on this day personally appeared BARRY E. DeBAKEY and MICHAEL S. CHADWICK known to me to be the persons whose names are subscribed to the foregoing document and, being by me first duly sworn, each declared that the statements contained therein are true and correct.

Given under my hand and seal of office this 30TH day of October, 1981.

NOTARY PUBLIC – STATE OF TEXAS

My commission expires August 22, 1981

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF WORLD VENDING COMPANY

Pursuant to the provisions of Art. 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation which changes the name of the corporation from World Vending Company to West Loop 610 Building, Inc.:

ARTICLE ONE. The name of the corporation is World Vending Company.

ARTICLE TWO. The following amendment to its Articles of Incorporation was adopted by the shareholders of the corporation on October 4, 1979:

ARTICLE 1 of its Articles of Incorporation is hereby amended so as to read as follows:

“Article 1.

The name of the Corporation is West Loop 610 Building, Inc.”

ARTICLE THREE. The number of shares of the corporation outstanding at the time of such adoption was 100; and the number of shares entitled to vote thereon was 100.

ARTICLE FOUR. The holders of all the shares outstanding and entitled to vote on said amendment have signed a consent in writing adopting said amendment.

Dated October 4, 1979.

WORLD VENDING COMPANY

By	/s/ B. E. DeBakey
B. E. DeBakey – President

By	/s/ Michael S. Chadwick
Michael S. Chadwick – Secretary

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

I, Judith Ann Tarpey, a notary public, do hereby certify that on this fourth day of October, 1979, personally appeared before me B. E. DeBakey, who, being by me first duly sworn, declared that he is the President of World Vending Company, that he signed the foregoing document as President of the corporation and that the statements therein contained are true.

/s/ Judith Ann Tarpey
Notary Public in and for Harris County, Texas

ARTICLES OF INCORPORATION OF WORLD VENDING COMPANY

The undersigned, natural person of the age of eighteen (18) years or more and a citizen of the State of Texas, acting as sole incorporator of a corporation under the provisions of the Texas Business Corporation Act, adopts the following Articles of Incorporation:

ARTICLE 1.

The name of the Corporation is World Vending Company.

ARTICLE 2.

The period of duration of the Corporation is perpetual.

ARTICLE 3.

The purpose for which the Corporation is organized is to engage in any or all lawful acts, activities or businesses for which a corporation may be organized under the Texas Business Corporation Act.

ARTICLE 4.

The aggregate number of shares which the Corporation shall have authority to issue is ten thousand (10,000) shares of common stock with the par value of ten cents ($.10) per share.

ARTICLE 5.

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE 6.

Without necessity for action by its shareholders, the Corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

ARTICLE 7.

Section 7.1. The shareholders of the Corporation shall not have a preemptive right to acquire additional, unissued, or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire such shares.

Section 7.2. No shareholder of the Corporation shall have the right to cumulate his votes in the election of directors.

ARTICLE 8.

Section 8.1. Notwithstanding any provision of the Texas Business Corporation Act which requires the vote or concurrence of the holders of more than a majority of the shares of the Corporation entitled to vote to take an action, the vote or concurrence of the holders of a majority of the shares of the Corporation entitled to vote shall be sufficient to take such action.

Section 8.2. The holders of at least a majority of the shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of the shareholders of the Corporation.

Section 8.3. Any contract or other transaction between the Corporation and one or more of its directors or between the Corporation and another corporation, partnership, joint venture, trust or other enterprise of which one or more of the Corporation’s directors are shareholders, members, officers, directors or employees or in which they are otherwise interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors, Executive Committee or other committee of the Corporation which acts upon or in reference to such contract or transaction and notwithstanding his or their participation in such action if the fact of such interest shall be disclosed or known to the Board of Directors, Executive Committee or other committee, as the case may be, and such body shall, nevertheless, authorize, approve or ratify such contract or transaction by vote of a majority of the directors present at the meeting of the Board of Directors or a majority of the members of the Executive Committee or other committee, as the case may be. Such interested director or directors shall be counted in determining whether any necessary quorum is present but shall not be counted in calculating the majority necessary to carry any such vote. This Section 8.3 shall not be construed to invalidate any contract or other transaction which would otherwise be valid under applicable common or statutory law.

ARTICLE 9.

Section 9.1. Each director and officer of the Corporation, and any person who may have served at the request of the Corporation as a director or officer of another corporation in which it owns shares or of which it is a creditor, shall be indemnified by the Corporation against any costs and expenses, including counsel fees, actually and necessarily incurred in connection with the defense of any civil, criminal, administrative or other claim, action, suit or proceeding (whether by or in the right of the Corporation or otherwise) in which he may become involved or with which he may be threatened, by reason of his being or having been a director or officer of the Corporation, or by reason of his serving or having served at the request of the Corporation as a director or officer of another corporation as aforesaid, and against any payments in settlement of any such claim, action, suit or proceeding or in satisfaction of any related judgment, fine or penalty upon receipt by the Corporation of an opinion of independent legal counsel, acceptable to both the Corporation and the person to be indemnified, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and in respect of any criminal action, reasonably believed that his conduct was lawful.

Section 9.2. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person to be indemnified did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and in respect of any criminal action or proceeding, did not reasonably believe that his conduct was lawful.

Section 9.3. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any director, officer or other person may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors, as a matter of law or otherwise, both as transaction in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer or representative and shall inure to the benefit of the heirs, executors and administrators of such a person. No person shall be entitled to indemnification pursuant to this Article 9 in relation to any matter as to which indemnification shall not be permitted by law.

ARTICLE 10.

The address of the initial registered office of the Corporation is 2900 South Tower, Pennzoil Place, Houston, Texas 77002, and the name of the initial registered agent of the Corporation at such address is Christopher L. Rafferty.

ARTICLE 11.

The initial Board of Directors shall consist of three (3) members who shall serve as directors until the first annual meeting of shareholders or until their successors shall have been elected and qualified, and whose names and addresses are as follows:

Name	Address
Michael S. Chadwick	2608 Ella Lee Houston, Texas 77019

B. S. DeBakey	2016 Harold Street Houston, Texas 77098

H. Ben Taub	909 Franklin Houston, Texas 77002

ARTICLE 12.

The name and address of the incorporator of the Corporation is as follows:

Name	Address
Christopher L. Rafferty	2900 South Tower Pennzoil Place Houston, Texas 77002

IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of July, 1976.

/s/ Christopher L. Rafferty
Christopher L. Rafferty

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

I, A. Estelle Fulton, a Notary Public, do hereby certify that on this 8th day of July, 1976, personally appeared before me, Christopher L. Rafferty, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are ture.

/s/ A. Estelle Fulton
Notary Public in and for Harris County, TEXAS